EXHIBIT 11
                                                                      ----------

                                              Three Months         Three Months
                                                 Ended                Ended
                                             March 31, 2004       March 31, 2003
                                              ------------         ------------

Net Income                                    $    265,168              327,633
                                              ============         ============

Weighted average shares outstanding
  for basic EPS computation                        964,500              967,882

Reduction for common shares not yet
  released by Employee Stock Ownership Plan        (33,470)             (50,202)
                                              ------------         ------------

Total weighted average common shares
   outstanding for basic computation               931,030              917,680
                                              ============         ============

Basic earnings per share                      $       0.28         $       0.36
                                              ============         ============

Total weighted average common shares
  outstanding for basic computation                931,030              917,680

Common stock equivalents due to
  dilutive effect of stock options                  81,947               79,965
                                              ------------         ------------

Total weighted average common shares and
  equivalents outstanding for diluted
  computation                                    1,012,977              997,645
                                              ============         ============

Diluted earnings per share                    $       0.26         $       0.33
                                              ============         ============










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